EX 99.1
UCP REPORTS First QUARTER 2015 RESULTS

- Homebuilding Revenue Increased 68% to $42.6 Million in First Quarter 2015 -
- New Home Orders increase Over 200% to 254 in First Quarter 2015 -
-Homebuilding Gross Margin Improves Sequentially to 16.5% in First Quarter 2015 -

San Jose, California, May 11, 2015. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended March 31, 2015.

First Quarter 2015 Highlights Compared to First Quarter 2014

•	Total consolidated revenue grew 69.9% to $43.5 million

•	Revenue from homebuilding operations increased 67.6% to $42.6 million

•	New homes deliveries grew 134.6% to 122 units

•	Net new home orders improved 202.4% to 254 units

•	Unit backlog increased 232.8% to 223 units

•	Consolidated gross margin of 16.6%, compared to 18.2%

•	Net loss of $1.8 million, compared to net loss of $2.5 million

“During the first quarter 2015 we made progress in our efforts to reach profitability while continuing to rapidly scale our operations to meet our growth objectives,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “We more than doubled our new home deliveries to grow our homebuilding revenue by 67.6% while continuing to open additional communities in our attractive markets to drive meaningful growth in both orders and backlog. Our gross margin increased by 90 basis points on a sequential basis compared to the fourth quarter 2014 reflecting the early stages of initiatives that we have put in place since the beginning of the year to enhance our profit metrics. We also started to realize additional G&A leverage on our growing base of activity as a result of our successful efforts to rationalize our costs. As we move forward in 2015, we remain committed to achieving sequential improvement in our gross margins into the second half of the year and driving additional leverage on our fixed costs as we look to build on our current momentum to become a larger and more efficient homebuilder in our West Coast and Southeast markets.”

First Quarter 2015 Operating Results

Total consolidated revenues including homebuilding, land development and other revenues, for the first quarter 2015 increased 69.9% to $43.5 million, compared to $25.6 million in the prior year period, largely attributable to a higher number of homes delivered.

Revenue from homebuilding operations in the first quarter 2015 grew 67.6% to $42.6 million, compared to $25.4 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 122 during the first quarter, compared to 52 homes during the prior year period. The primary driver of growth in deliveries was an increase in the number of average selling communities to 25 in the first quarter, compared to an average of 11 selling communities in the prior year period. The average selling price for home sales was approximately $349,000 during the first quarter of 2015, compared to approximately $489,000 during the prior year period. The reduction in average selling price was primarily a result of geographic mix.

Consolidated gross margin in the first quarter 2015 was 16.6%, compared to 18.2% in the prior year period. Homebuilding gross margin during the first quarter was 16.5%, compared to 18.3% in the prior year period, due to a shift in product and regional mix of the homes sold, but increased compared to 15.6% in the fourth quarter 2014.

Net new home orders in the quarter increased 202.4% to 254 from 84 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 223, compared to 67 at the end of prior year period and backlog on a dollar basis increased to $82.7 million, compared to $32.1 million at the end of prior year period.

Sales and marketing expense for the first quarter 2015 was $4.2 million, compared to $2.6 million in the same prior year period; due to the significant increase in homes delivered and the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expense was 9.6% in the first quarter, compared to 10.0% in the prior year period, primarily as a result of a lower transaction cost per home.

General and administrative expense for the current quarter was $7.3 million, compared to $6.3 million in prior year period. As a percentage of total revenue, general and administrative expense improved to 16.8% for the first quarter, compared to 24.5% for the prior year period, as a result of higher total revenue and favorable operating leverage on the Company’s fixed cost base which more than offset increased headcount and personnel costs to support higher sales.

UCP’s net loss improved to $1.8 million, or $0.23 per share, compared to a net loss of $2.5 million, or $0.32 per share, in the prior year period, primarily due to improved selling, general and administrative expense as a percent of total revenue. Our weighted average basic and diluted shares outstanding was 7.9 million, compared to 7.8 million shares in the prior year quarter

Total lots owned and controlled increased to 6,886, compared to 6,368 at the end of prior year period. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, May 11, 2015, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners First Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through June 11, 2015, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13606947. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$34,393	$42,033
Restricted cash	250	250
Real estate inventories	328,643	321,693
Fixed assets, net	1,612	1,571
Intangible assets, net	505	586
Goodwill	4,223	4,223
Receivables	2,020	1,291
Other assets	5,974	5,804
Total assets	$377,620	$377,451

Liabilities and equity
Accounts payable and accrued liabilities	$28,515	$30,733
Notes payable	67,542	60,901
Senior notes, net	74,590	74,550
Total liabilities	170,647	166,184

Commitments and contingencies (Note 10)

Shareholders’ Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at March 31, 2015; no shares issued and outstanding at December 31, 2014	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,925,161 issued and outstanding at March 31, 2015; 7,922,216 issued and outstanding at December 31, 2014	79	79
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at March 31, 2015; 100 issued and outstanding at December 31, 2014	—	—
Additional paid-in capital	94,371	94,110
Accumulated deficit	(8,774)	(6,934)
Total UCP, Inc. stockholders’ equity	85,676	87,255
Noncontrolling interest	121,297	124,012
Total stockholders’ equity	206,973	211,267
Total liabilities and stockholders' equity	$377,620	$377,451

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended March 31,
	2015	2014
REVENUE:
Homebuilding	$42,635	$25,446
Land development	120	174
Other revenue	768	—
Total revenue:	43,523	25,620

COSTS AND EXPENSES:
Cost of sales - homebuilding	35,618	20,800
Cost of sales - land development	5	146
Cost of sales - other revenue	663	—
Sales and Marketing	4,196	2,556
General and Administrative	7,320	6,271
Total costs and expenses	47,802	29,773
Loss from operations	(4,279)	(4,153)
Other income, net	102	73
Net loss before income taxes	(4,177)	(4,080)
Provision for income taxes	—	—
Net loss	$(4,177)	$(4,080)
Net loss attributable to noncontrolling interest	$(2,337)	$(1,584)
Net loss attributable to shareholders of UCP, Inc.	(1,840)	(2,496)
Other comprehensive loss, net of tax	—	—
Comprehensive loss	$(4,177)	$(4,080)
Comprehensive loss attributable to noncontrolling interest	$(2,337)	$(1,584)
Comprehensive loss attributable to shareholders of UCP, Inc.	$(1,840)	$(2,496)

Weighted average common shares:
Basic and diluted shares outstanding	7,923,329	7,820,351

Basic and diluted loss per share	$(0.23)	$(0.32)

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net loss	$(4,177)	$(4,080)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	631	1,014
Abandonment charges	2	33
Depreciation and amortization	149	87
Fair value adjustment of contingent consideration	220	—
Changes in operating assets and liabilities:
Real estate inventories	(6,587)	(37,778)
Receivables	(729)	364
Other assets	(292)	(425)
Accounts payable and accrued liabilities	(2,439)	1,622
Net cash used in operating activities	(13,222)	(39,163)
Investing activities
Purchases of fixed assets	(181)	(191)
Restricted cash	—	—
Net cash used in investing activities	(181)	(191)
Financing activities
Distribution to noncontrolling interest	(726)	—
Proceeds from notes payable	24,003	11,683
Repayment of notes payable	(17,322)	(8,179)
Debt issuance costs	(171)	—
Repurchase of Class A common stock for settlement of employee withholding taxes	(21)	—
Net cash provided by financing activities	5,763	3,504
Net decrease in cash and cash equivalents	(7,640)	(35,850)
Cash and cash equivalents – beginning of period	42,033	87,503
Cash and cash equivalents – end of period	$34,393	$51,653

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$72	$—
Issuance of Class A common stock for vested restricted stock units	$27	$—

Appendix A
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended March 31,
	2015	%	2014	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$43,523	100.0%	$25,620	100.0%
Cost of Sales	36,286	83.4%	20,946	81.8%
Gross Margin	7,237	16.6%	4,674	18.2%
Add: interest in cost of sales	924	2.1%	438	1.7%
Add: impairment and abandonment charges	2	—%	33	0.1%
Adjusted Gross Margin(1)	$8,163	18.8%	$5,145	20.1%
Consolidated Gross margin percentage	16.6%		18.2%
Consolidated Adjusted gross margin percentage	18.8%		20.1%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$42,635	100.0%	$25,446	100.0%
Cost of home sales	35,618	83.5%	20,800	81.7%
Homebuilding gross margin	7,017	16.5%	4,646	18.3%
Add: interest in cost of home sales	924	2.2%	438	1.7%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$7,941	18.6%	$5,084	20.0%
Homebuilding gross margin percentage	16.5%		18.3%
Adjusted homebuilding gross margin percentage	18.6%		20.0%

Land Development Adjusted Gross Margin
Land development revenue	$120	100.0%	$174	100.0%
Cost of land development	5	4.2%	146	83.9%
Land development gross margin	115	95.8%	28	16.1%
Add: interest in cost of land development	—	—%	—	—%
Add: Impairment and abandonment charges	2	1.7%	33	19.0%
Adjusted land development gross margin(1)	$117	97.5%	$61	35.1%
Land development gross margin percentage	95.8%		16.1%
Adjusted land development gross margin percentage	97.5%		35.1%

Other Revenue Gross and Adjusted Margin
Revenue	$768	100.0%	—	—%
Cost of revenue	663	86.3%	—	—%
Other revenue gross and adjusted margin	$105	13.7%	—	—%
Other revenue gross and adjusted margin percentage	13.7%		—%
* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At March 31, 2015	At December 31, 2014
Debt	$142,132	$135,451
Stockholders’ equity	206,973	211,267
Total capital	$349,105	$346,718
Ratio of debt-to-capital	40.7%	39.1%
Debt	$142,132	$135,451
Less: cash and cash equivalents	34,393	42,033
Net debt	107,739	93,418
Stockholders’ equity	206,973	211,267
Total capital	$314,712	$304,685
Ratio of net debt-to-capital(1)	34.2%	30.7%

(1) The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.